Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283182

PROSPECTUS SUPPLEMENT NO. 3

(To the Prospectus Dated November 20, 2024, as supplemented by Prospectus Supplement No. 1 dated January 30, 2025 and the Prospectus Supplement No. 2 dated October 6, 2025)

TERMINATION OF PROSPECTUS SUPPLEMENT

Relating to the Equity Line of Credit with Keystone Capital Partners, LLC

PROPHASE LABS, INC.

This prospectus supplement (the “Supplement”) amends and supplements the prospectus supplement dated January 30, 2025 (“Original Prospectus Supplement”) and the prospectus supplement dated October 6, 2025. This Supplement should be read in conjunction with the Original Prospectus Supplement and the Prospectus dated November 20, 2024 (the “Original Prospectus”), which was included in our Registration Statement on Form S-3 (File No. 333-260848). This Supplement is qualified in its entirety by reference to the Original Prospectus Supplement and the Original Prospectus, except to the extent that the information herein amends or supersedes the information contained in the Original Prospectus Supplement.

We filed the Original Prospectus Supplement to register the offer and sale of shares of our common stock, par value $0.0005 per share (the “Common Stock”), from time to time pursuant to the common stock purchase agreement, dated as of January 29, 2025 (the “Purchase Agreement”) with Keystone Capital Partners, LLC (“Keystone”), whereby Keystone committed to purchase up to $7,730,973 of our Common Stock, and we agreed to issue to Keystone 352,176 shares of our Common Stock as commitment shares. The Original Prospectus Supplement and the accompanying Prospectus also cover the resale of these shares by Keystone to the public.

On August 27, 2025, we delivered notice to Keystone to terminate, effective the next trading day, the Purchase Agreement between the Company and Keystone. Pursuant to such notice, the Purchase Agreement terminated effectively on Thursday, August 28, 2025.

We are filing this Supplement to amend and supplement the information in the Original Prospectus Supplement to report the termination of the Purchase Agreement and the equity line of credit to which it relates and to terminate the Original Prospectus Supplement effective immediately.

Our common stock is listed on the Nasdaq Capital Markets (the “Nasdaq”) under the symbol “PRPH.” On October 7, 2025, the last reported sales price for our common stock was $0.61.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 8, 2025.